Kensey Nash Reports First Quarter Fiscal Year 2011 Financial Results

EXTON, Pa., Oct. 21 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its first quarter ended September 30, 2010.

First Quarter Snapshot and Recent Developments

•	Diluted EPS of $0.41, in line with the Company's previous guidance of $0.41-$0.43 and a decrease from the prior year comparable quarter of $0.43.
•	Revenue of $17.0 million, in line with the Company's previous guidance of $17.0-$17.3 million and a decrease from the prior year comparable quarter of $19.7 million.
•	Net sales of $10.9 million, in line with the Company's previous guidance of $10.8-$11.0 million and a decrease from the prior year comparable quarter of $13.4 million.
•	Royalty income of $6.1 million, below the Company's previous guidance of $6.2-$6.3 million and a decrease from the prior year comparable quarter of $6.3 million.
•	Operating margin of 36%.
•	Operating cash flow of $7.2 million.
•	EBITDA* of $7.9 million.

President and CEO Commentary

"Our fiscal 2011 first quarter revenues reflect a decrease in sports medicine product sales and Angio-Seal collagen product sales due to variations in customer ordering patterns in the quarter as well as continued weakness in the overall spine market, which has negatively affected near term orders.  The ongoing negative economic climate has continued to impact the medical device industry.  High unemployment and a challenging health insurance environment appear to have reduced procedures in our markets. The current quarter was soft and our outlook for the second quarter is for continued weakness in our sales, primarily in sales of spine and sports medicine products.  Though we believe the spine and sports medicine sales will improve in the second half of fiscal 2011, we expect the rate of improvement will be lower than we anticipated in our earlier fiscal 2011 guidance," commented Joe Kaufmann, President and CEO of the Company.

Supplemental Sales Data.  Details of the Company's net sales for the first quarters of fiscal 2011 and 2010 are summarized below.

	Three Months Ended September 30,		Year over Year % Change
($ millions)	2011	2010
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$2.7	$3.6	(26%)
Spine Products	$2.5	$2.7	(8%)
Other Orthopaedic Products	$0.1	$0.1	4%
Total Orthopaedic Products	$5.3	$6.4	(18%)
Cardiovascular Products	$4.3	$4.9	(14%)
General Surgery Products	$0.6	$1.2	(48%)
Other Biomaterial Products	$0.3	$0.1	385%
Biomaterials Products	$10.4	$12.6	(17%)
Endovascular Products	$0.5	$0.9	(47%)
Total Net Sales	$10.9	$13.4	(19%)

First Quarter Ended September 30, 2010 (First Quarter Fiscal 2011) Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $17.0 million decreased 14% from total revenues of $19.7 million in the prior year first quarter. Revenues for the quarter decreased 22% sequentially from $21.9 million in the fourth quarter of fiscal 2010.

Net sales were in line with expectations at $10.9 million, which represents a decrease of 19% from $13.4 million in the prior fiscal year comparable period and a 28% decrease sequentially from $15.1 million in the fourth quarter of fiscal 2010.  Total biomaterials products sales were $10.4 million compared to $12.6 million in the comparable prior fiscal year period. Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased from $6.4 million to $5.3 million. Sports medicine product sales decreased $0.9 million, or 26%, due to variations in ordering patterns in the quarter.  Spine product sales decreased $0.2 million to $2.5 million in the first quarter of fiscal 2011 from $2.7 million in the prior fiscal year comparable quarter, reflecting a continued overall weakness in the spine market. Cardiovascular sales of $4.3 million, consisting primarily of vascular closure product components to St. Jude Medical (NYSE: STJ), decreased from $4.9 million in the prior fiscal year period due to variations in ordering patterns in this quarter.  General surgery product sales decreased $0.6 million to $0.6 million in the first quarter of fiscal 2011 from $1.2 million in the prior year comparable quarter.  This was primarily due to first quarter fiscal 2011 general surgery sales consisting primarily of initial shipments to Synthes related to the U.S. launch of our new ECM product, the XCM Biologic™ Tissue Matrix products, being more than offset by unfavorable variations in ordering patterns from another customer.  Endovascular sales during the quarter were $0.5 million, a decrease of 47% compared to $0.9 million in the prior fiscal year first quarter.

Royalty income for the first quarter of fiscal 2011 was $6.1 million, compared to $6.3 million in the comparable prior fiscal year period. Royalty income in the first quarter of fiscal 2011 included $4.6 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (Nasdaq: VITA). Angio-Seal™ royalties decreased by approximately 5% or $0.3 million in the first quarter of fiscal 2011 over the prior fiscal year comparable quarter. Royalties from Orthovita were flat compared to the prior fiscal year period.

Earnings Per Share.  First quarter diluted earnings per share were $0.41, compared to diluted earnings per share of $0.43 for the same period of fiscal 2010. Positively affecting the first quarter fiscal 2011 diluted earnings per share when compared to the prior year was significantly lower weighted average common shares outstanding due to the Company's stock repurchase programs.

During the first quarter of fiscal 2011, the Company's total tax-effected equity compensation expense was $0.8 million, an increase of approximately $0.4 million from $0.4 million in the prior year comparable period. First quarter fiscal 2011 equity compensation expense was higher than the comparable prior year period primarily because fiscal 2011 expense included amortized expense related to three years of equity grants, while first quarter fiscal 2010 equity compensation expense primarily included amortized expense for only two years of equity grants.

During the quarter ended September 30, 2010, the Company generated cash from operations of $7.2 million and, at September 30, 2010, had $49.5 million of cash and investment balances and total debt of $31.0 million.

Fiscal 2011 Guidance

The Company is now updating its fiscal 2011 guidance, reducing its revenue range by approximately 6%-7% from previous guidance.  The Company currently expects total revenues for fiscal year 2011 will be in the range of $75.0 to $78.0 million.  Net sales and royalties are expected to be in the ranges of $48.3 to $51.0 million and $26.7 to $27.0 million, respectively.  Previously provided guidance for fiscal 2011 total revenues was a range of $81.0 to $83.0 million, including net sales and royalties estimated to be in the ranges of $54.0 to $55.5 million and $27.0 to $27.5 million, respectively. This reduction in guidance is due to the overall negative economic climate and the impact it is having on the medical device industry and the Company in particular.

The Company currently expects diluted earnings per share for fiscal 2011 will be in the range of $1.75 to $1.80.  Fiscal 2011 will include a significant investment in research and development, with total research and development spending for fiscal 2011 estimated to be approximately $19 million.  The Company plans to increase its clinical activities in its ECM and cartilage technologies both in the US and in Europe. Positively affecting the fiscal 2011 diluted earnings per share will be lower weighted average common shares outstanding due to the Company's stock repurchase programs, including prior purchases and future purchases, if any, made under such programs.

The Company currently expects that its operating margin will be approximately 33% in fiscal 2011 and its balance sheet will continue to be strengthened by adding cash from operations for the full fiscal year of approximately $25.0 million.

The Company is currently estimating that second quarter fiscal 2011 total revenues will be in the range of $17.0 to $17.8 million. Net sales are expected to be in the range of $10.3 to $11.0 million and royalties are expected to be in the range of $6.7 to $6.8 million.  The Company expects second quarter fiscal 2011 diluted earnings per share of $0.37 to $0.40.

Stock Repurchase Update. During the first quarter ended September 30, 2010, the Company repurchased 1,035,769 shares of Common Stock, at a total cost of approximately $25.8 million, or an average market price of $24.96 per share, using available cash.  Under the current $30 million repurchase program, there was approximately $4.2 million remaining to repurchase shares of Common Stock as of September 30, 2010. The Company had 8,625,460 shares of Common Stock outstanding as of September 30, 2010.

Income taxes.  The Company currently estimates that its fiscal 2011 effective tax rate will be between 32% and 33%.  In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. The Company's fiscal 2011 guidance assumes that the Federal research and development credit will be reinstated. Material changes in, or differences from, these estimates could have a significant impact on the Company's effective tax rate.

* EBITDA is a non-GAAP financial measure and should not be considered a replacement for GAAP results or guidance.  For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, see the accompanying table to this release.

Conference Call and Webcast.  The Company will be hosting a teleconference discussing the earnings results on Thursday, October 21, 2010 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-612-332-0335. The teleconference call will also be available for replay starting Thursday, October 21, 2010 at 11:00 A.M. Eastern Time through Thursday, October 28, 2010 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 174247.

Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com.  To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page.  Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.  A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology.  The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials.  The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the current expectations of Kensey Nash Corporation (the Company) about its prospects and opportunities, including financial forecasts and estimates for the second quarter of fiscal 2011 and the full fiscal year 2011 under the caption "Fiscal 2011 Guidance" and other captions.  The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in selling the Angio-Seal device and the extent to which, after December 31, 2010, St. Jude is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device in excess of the minimum it must purchase from the Company, the Company's current dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company's success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, Synthes' success in selling the Company's extracellular matrix products, the success of U.S. trials with respect to the Company's cartilage repair products and completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of its products, competition from other technologies, the Company's success in distributing its products into the marketplace (including its initial success in selling its new cartilage repair product in Europe), risks associated with the Company's continued research and development efforts with respect to its endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received) and Spectranetics' success in selling the endovascular products, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months
	Ended September 30,
	2010	2009
Revenues:
Net sales
Biomaterial sales	$10,421,456	$12,575,046
Endovascular sales	458,499	857,656
Total net sales	10,879,955	13,432,702
Royalty income	6,084,644	6,309,116
Total revenues	16,964,599	19,741,818
Operating costs and expenses:
Cost of products sold	4,220,125	5,538,400
Research and development	4,277,383	4,275,571
Selling, general and administrative	2,297,875	2,179,931
Total operating costs and expenses	10,795,383	11,993,902
Income from operations	6,169,216	7,747,916
Interest and other (expense)/income, net	(355,954)	(380,660)
Pre-tax income	5,813,262	7,367,256
Income tax expense	1,968,373	2,486,447
Net income	$3,844,889	$4,880,809
Basic earnings per share	$0.43	$0.44
Diluted earnings per share	$0.41	$0.43
Weighted average common shares outstanding	9,037,623	11,121,389
Diluted weighted average common shares outstanding	9,300,323	11,476,756

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	June 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$21,454,383	$23,102,362
Investments	28,095,011	42,571,544
Trade receivables	3,984,040	5,307,563
Other receivables	5,977,455	6,938,013
Inventory	10,403,102	8,885,875
Prepaid expenses and other assets	1,194,532	1,091,760
Deferred tax asset, current	2,668,376	2,857,262
Total current assets	73,776,899	90,754,379
Property, plant and equipment, net	54,261,225	54,984,890
Deferred tax asset, non-current	1,964,601	1,872,619
Other non-current assets	6,249,251	6,508,841
Total assets	$136,251,976	$154,120,729

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,872,960	$7,955,650
Other current liabilities	300,584	131,836
Current portion of debt	1,399,997	1,399,997
Deferred revenue	1,008,257	947,378
Total current liabilities	10,581,798	10,434,861
Long-term portion of debt	29,633,333	29,983,333
Deferred revenue, non-current	3,113,011	3,336,780
Other non-current liabilities	6,210,119	5,542,509
Total stockholders' equity	86,713,715	104,823,246
Total liabilities and stockholders' equity	$136,251,976	$154,120,729

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

First Quarter Fiscal 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
September 30, 2010
($ millions)
Net Income - GAAP	$3.8
Income Tax Expense	2.0
Interest Income	(0.2)
Interest Expense	0.5
Depreciation and Amortization	1.8
EBITDA	$7.9

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  This non-GAAP adjustment is provided to enhance the user's overall understanding of our historical and current financial performance.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items and non-cash expenses.

This non-GAAP measure provides investors and management with an alternative method for assessing Kensey Nash’s operating results.  Further, this non-GAAP measure is one of several primary indicators management uses for planning and forecasting.  The presentation of this additional information should not be considered in isolation of, or as a substitute for, results prepared in accordance with accounting principles generally accepted in the United States.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1484-713-2100